Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Seadrill Partners LLC of our report dated April 30, 2013 except for the effects of the reorganization of entities under common control related to the tender rig T-15 as to which the date is September 30, 2013 relating to the financial statements, which appears in Seadrill Partners LLC’s Current Report on Form 6-K/A dated November 1, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Uxbridge, United Kingdom

November 1, 2013